Exhibit 99.1

Contact:	Christina Cha
Director of Corporate Communication
Kennedy Wilson
	(310) 887-6294	9701 Wilshire Blvd. Suite 700
	ccha@kennedywilson.com	Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON AND INSTITUTIONAL PARTNERS ACQUIRE UK LOAN

PORTFOLIO FOR $1.8 BILLION

Purchase represents one of the largest loan portfolio acquisitions in current cycle

The acquisition increases the company’s total purchases for 2010-2011 to approximately $5 billion

BEVERLY HILLS, Calif. (October 24, 2011) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced that the company and its institutional partners agreed to acquire a loan portfolio from Bank of Ireland for $1.8 billion. A majority of the loan portfolio assets are secured by high quality, London-based office, multifamily and retail properties.

The purchase will close in two phases, with $1.4 billion completed on Friday, October 21 and an additional $400 million expected to close at the end of November. With the two closings, it will increase the estimated value of the assets under the company’s management to $12 billion.

“This is a landmark deal for Kennedy Wilson,” William McMorrow, chairman and CEO of Kennedy Wilson commented. “Under the leadership of Mary Ricks, our new team in Europe played a significant role in this success and the closing adds to our already strong base of business in Europe.”

Mary Ricks, executive vice chair of Kennedy Wilson added, “The Kennedy Wilson team did an excellent job on this complex transaction, and we believe that this closing will serve as a base for the company’s further expansion in Europe.”

In June, Kennedy Wilson announced the acquisition of Bank of Ireland Real Estate Investment Management (BOI REIM), a business that represents approximately $2.3 billion of assets under management. In 2010 and 2011, the company, together with its institutional partners, has acquired approximately $5 billion of real estate and real estate secured debt through joint venture and consolidated investments.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services

FOR IMMEDIATE RELEASE

Kennedy Wilson	- 2 -

company headquartered in Beverly Hills, CA with 23 offices in the U.S., Europe and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., Europe and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

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